January 12, 2017

FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, CT  06813

                      Re:  Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to FuelCell Energy, Inc., a Delaware corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to $150,000,000.00 of any combination of (a) common stock, par value $0.0001 per share of the Company (“Common Stock”), (b) preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”), (c) debt securities of the Company (“Debt Securities”), (d) warrants to purchase Common Stock, Preferred Stock, Debt Securities, or Units (as defined below ) (“Warrants”), and (e)  units comprised of Common Stock, Preferred Stock, Debt Securities, Warrants and other securities in any combination (“Units”).  The Common Stock, Preferred Stock, Debt Securities, Warrants, and Units are sometimes referred to collectively herein as the “Securities.”  Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Warrants, and Units) or in an unspecified principal amount (with respect to Debt Securities).  The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and the law of New York.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including, without limitation, any Unit), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock or Preferred Stock, as applicable, under the Company’s certificate of incorporation as then in effect (the “Charter”).

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

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with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”), and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which, in the case of shares of Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization;

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with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Charter and applicable law, and (b) the execution, acknowledgement and filing with the Delaware Secretary of State, and the effectiveness of, a certificate of designations to the Charter setting forth the terms of such Preferred Stock in accordance with the Charter and applicable law;

•
 with respect to Debt Securities, (a) the authorization, execution and delivery of an indenture or a supplemental indenture relating to such Debt Securities by the Company and the trustee thereunder and/or the establishment of the terms of such Debt Securities by the Company in conformity with the applicable indenture or supplemental indenture, and (b) the execution, authentication and issuance of such Debt Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

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with respect to Warrants and Units, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued, and (b) the establishment of the terms of such Securities, and the execution and issuance of such Securities, in conformity with any applicable agreement under which such Securities are to be issued and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.           Upon the Future Authorization and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and non-assessable.

2.           Upon the Future Authorization and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

3.           Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

4.           Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

5.           Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

PATTERSON BELKNAP WEBB & TYLER LLP

By:	/s/ Peter J. Schaeffer
A Member of the Firm